S&P GLOBAL INC.

MANAGEMENT SUPPLEMENTAL
DEATH & DISABILITY BENEFITS PLAN
Amended and Restated as of January 1, 2018

S&P GLOBAL INC.
MANAGEMENT SUPPLEMENTAL
DEATH & DISABILITY BENEFITS PLAN

(As Amended and Restated effective as of January 1, 2018)

The Company desires to retain the services and provide rewards and incentives to members of a select group of management employees who contribute to the success of the Company. In order to achieve this objective, the Company has adopted the following Plan to provide benefits for certain management employees who become Members of the Plan and their Beneficiaries.

ARTICLE I

TITLE AND EFFECTIVE DATE

SECTION 1.01. This Plan shall be known as the S&P Global Inc. Management Supplemental Death and Disability Benefits Plan (hereinafter referred to as the "Plan").

SECTION 1.02. This amendment and restatement of the Plan shall be effective as of the Effective Date. Members and their Beneficiaries who receive benefits (or who become entitled to receive benefits) prior to the Effective Date shall be governed by the terms and conditions of the Prior Plan.

ARTICLE II

DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 2.01. As used herein, the following words and phrases shall have the meanings specified below unless a different meaning is clearly required by the context:
"Actuarially Determined" shall mean a benefit of equivalent value when computed on the basis of 7% interest compounded annually and the 1971 group mortality tables (determined separately by sex). In the event of a Change of Control, this definition shall not be changed.

“Basic Executive Life Benefit” means the executive life coverage in the form of life insurance as shall be provided through the Insurance Policy as provided under Section 4.01 of the Plan.

"Beneficiary" shall mean with respect to the Basic Executive Life Benefit, the person or persons designated in writing by the Member or Disabled Member to receive the Basic Executive Life Benefit in accordance with any Beneficiary designation submitted to the Company and made on such forms and in such manner as is satisfactory to the Insurer under the Insurance Policy. Any Beneficiary designation made by a Member or Disabled Member under the Prior Plan for the Death Benefit under such Prior Plan shall not be valid on or after January 1, 2018, under this Plan for the Basic Executive Life Benefit. With respect to the self-funded Death Benefit, “Beneficiary” shall mean the person or persons designated in writing by the Grandfathered Member or Grandfathered Disabled Member to receive the Death Benefit under this Plan. Any Beneficiary designation for such Death Benefit shall be made in a written instrument filed with the Company and shall become effective only when accepted and acknowledged in writing by the Company. No Beneficiary designation for a Death Benefit shall be accepted by the Company if it is received after the date of death of the Grandfathered Member or Grandfathered Disabled Member. If no Beneficiary for a Death Benefit has been designated or survives a Grandfathered Member or Grandfathered Disabled

Member, any amounts to be paid to the Grandfathered Member's or Grandfathered Disabled Member’s Beneficiary shall be paid to the Grandfathered Member's or Grandfathered Disabled Member’s estate.

"Board of Directors" shall mean the Board of Directors of the Company.

"CEO" shall mean the individual serving as the Chief Executive Officer of the Company.

"Change of Control" shall mean any of the following:

(i)    An acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Corporation, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation; (2) any acquisition by the Corporation; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any entity controlled by the Corporation; or (4) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition; or

(ii) A change in the composition of the Board of Directors such that the individuals who, as of the effective date of the Plan, constitute the Board of Directors (such Board of Directors shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, for purposes of this definition, that any individual who becomes a member of the Board of Directors subsequent to the effective date of the Plan, whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board of Directors and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors shall not be so considered as a member of the Incumbent Board; or

(iii)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (2) no Person (other than the Corporation, any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv)    The approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

"Committee" shall mean the Compensation and Leadership Development Committee of the Board of Directors, as the same may be constituted from time to time, and any successor to the Compensation and Leadership Development Committee designated by the Board of Directors.

"Company" shall mean S&P Global Inc. (f/k/a McGraw Hill Financial, Inc.), a New York corporation, and any successor thereto.

"Death Benefit" shall mean any self-funded benefit paid to a Beneficiary of a Grandfathered Member or Grandfathered Disabled Member from the general assets of the Company upon the death of a Grandfathered Member or Grandfathered Disabled Member as provided under Section 4.02 of the Plan. Death Benefit shall not include the fully-insured Basic Executive Life Benefit.

"Disability" or "Disabled" shall mean eligibility for disability benefits under the terms of the Employer's Long Term Disability Plan in effect at the time the Member becomes disabled.

"Disabled Member" shall mean an individual whose employment with an Employer has terminated due to a Disability. An individual's status as a Disabled Member will terminate upon the earlier to occur of (i) the individual's death, (ii) the date on which the individual ceases to be Disabled and (iii) the individual's Normal Retirement Date.

"Effective Date" shall mean January 1, 2018.

"Employer" shall mean the Company and each U.S. direct or indirect wholly-owned subsidiary of the Company.

"Final Monthly Earnings" with respect to a Disability shall mean:

(i)    With respect to a Member who is classified as Grade 20 or above, (1) the greater of (A) 1.5 times such Member's annual base salary in effect immediately preceding the date of such Member's Disability or (B) the sum of (x) such Member's highest rate of annual base salary in effect during any portion of such 36-month period occurring prior to January 1, 2005, and during which such Member participated in the Plan, and (y) such Member's highest 100% target annual short-term incentive opportunity during the same portion of such 36-month period (2) divided by twelve; or

(ii)    With respect to a Member who is not classified as Grade 20 or above, (1) the greater of (A) 1.3 times such Member's annual base salary in effect immediately preceding the date of such Member's Disability or (B) the sum of (x) such Member's highest rate of annual base salary in effect during any portion of such 36-month period occurring prior to January 1, 2005, and during which such Member participated in the Plan, and (y) such Member's highest 100% target annual short-term incentive opportunity during the same portion of such 36-month period (2) divided by twelve; provided, however, that clause (i) of this definition shall apply to a Member who is not classified as Grade 20 or above immediately following the Grade Reclassification and who was classified as Grade 28 or above immediately prior to the Grade Reclassification.

“Grade Reclassification” shall mean the reclassification of grade levels at the Company that became effective as of the September 23, 2014.

“Grandfathered Member” or “Grandfathered Disabled Member” shall mean an individual who was a Member or Disabled Member, respectively, in the immediately Prior Plan who is not eligible for the Basic Executive Life Benefit as of the Effective Date because, as of that date, he or she is not actively at work with the Employer as defined in the Insurance Policy due to a physical or mental condition.

“Insurance Policy” shall mean one or more policies of insurance issued by an Insurer selected by the Company from time to time to insure the Basic Executive Life Benefit, as may be amended. Such insurance policy or policies shall be paid entirely by the Company and no Member or Disabled Member contributions shall be permitted or required for such coverage.

“Insurer” shall mean the insurance company or companies that is the issuer of the Insurance Policy insuring the Basic Executive Life Benefit.

"Member" shall mean an employee of an Employer who is part of a select group of management and who has become, and continues to be, a Member as provided in Article III hereof.

"Monthly Disability Income" shall mean the monthly income due a Disabled Member as provided in Article V of the Plan.

"Normal Retirement Date" shall mean the first day of the month coincident with or immediately following the Member's sixty-fifth birthday.

"Plan" shall mean S&P Global Inc. Management Supplemental Death and Disability Benefits Plan including the Insurance Policy.

"Plan Administrator" shall have the meaning assigned to such term in Section 6.01.

"Prior Plan" shall mean the terms of the Plan as in effect prior to the Effective Date.

"Qualified Plan" shall mean the Employee Retirement Plan of S&P Global Inc. and Its Subsidiaries and any successor plan thereto.
"Retirement" shall mean a termination of a Member's employment other than by reason of death or Disability on or after the Member's Normal Retirement Date.
"Severance Plan" shall mean the Separation Pay Plan of S&P Global Inc., the S&P Global Inc. Management Severance Plan, the S&P Global Inc. Senior Executive Severance Plan or any other formal severance plan offered by an Employer, as may be amended from time to time, or successor programs thereto.

"Severance Plan Participant" shall mean a former employee of an
Employer who is entitled to remain an active participant in certain Company sponsored plans and programs under a Severance Plan.

SECTION 2.02. In construing the Plan, unless the context requires otherwise, the masculine form of a word shall be deemed to include the feminine form and the singular form of a word shall be construed to include the plural form thereof.

ARTICLE III

MEMBERSHIP IN THE PLAN

SECTION 3.01. Individuals who were members of the Prior Plan immediately prior to the Effective Date shall, subject to the further provisions of this Section 3.01 and Section 3.04, continue to be eligible to participate in the Plan on and after the Effective Date. On and after the Effective Date, the CEO and each other employee of an Employer eligible under Section 3.04 who is designated in writing by the CEO on an individual basis shall be Members of the Plan. The CEO shall have the right to remove any Member from the Plan at any time if the Member is no longer eligible for selection as a Member in accordance with Section 3.04; provided, however, that a Member whose benefits under the Plan have commenced to be paid shall not be removed from membership in the Plan and such benefits shall not be terminated thereafter for any reason, except in the manner contemplated by Sections 4.01 and 4.02. Removal of a Member under this Section 3.01 shall be effective as of the date of the written notice from the Company to the Member informing the Member of such removal.

SECTION 3.02. If a Member whose benefits under the Plan have not commenced to be paid is removed from the Plan under Section 3.01, all rights of such removed Member and such Member's Beneficiary to future payments or benefits under the Plan shall terminate as of the date of such removal without further action or notice by any person.

SECTION 3.03. The payment of benefits to the Member or his Beneficiary under this Plan is conditioned upon the continuous employment of the Member by the Employer (including periods of authorized leaves of absence) from the date of the Member's initial participation in the Plan until the Member's Retirement, Disability or death, whichever first occurs. In the event that a Member's employment with an Employer terminates for any reason other than Retirement, Disability or death, all rights of such Member and such Member's Beneficiary to future payments or benefits under the Plan shall terminate as of the date of such termination of employment without further action or notice by any person. For the avoidance of doubt, except as permitted by the Insurance Policy, a Member or Member’s beneficiary shall not be entitled to future payments or benefits under the Plan while a Severance Plan Participant, including the period such individual is receiving Severance Plan pay in a form of installment payments over a specified period of time under a Severance Plan.

SECTION 3.04. Only individuals who are employees of an Employer and who are Grade 16 and above shall be eligible to be selected as Members of the Plan; provided, however, that an individual who was a Member immediately prior to September 23, 2014 shall not cease to be a Member solely as a result of the individual being classified below Grade 16 immediately following September 23, 2014 solely as a result of the Grade Reclassification.

SECTION 3.05. For purposes of this Article III, all references to a “Member” shall include a “Grandfathered Member.”

ARTICLE IV

BASIC EXECUTIVE LIFE BENEFIT; DEATH BENEFIT

SECTION 4.01. As of the Effective Date, except as provided in the Insurance Policy, in the event of the death of a Member prior to the date of his Retirement or a Disabled Member prior to his Normal Retirement Date, the Beneficiary of the Member or Disabled Member shall be entitled to receive the Basic Executive Life Benefit. Unless the Member makes an Opt Down Election as specified in the Insurance Policy, the amount of such benefit shall be equal to 200% of the Member's annual rate of base salary at the annual rate in effect at the time of his death or, in the case of a Disabled Member, at the time of such Disabled Member's termination of employment due to Disability, up to a maximum Basic Executive Life Benefit of $2,000,000. Notwithstanding the previous sentence, if a Member ceases to be Disabled prior to his Normal Retirement Date or the date of his death and the Member does not return to active employment with an Employer following the cessation of such Member's Disability, then no Basic Executive Life Benefit shall be payable under this Section 4.01 upon the subsequent death of the Member. For purposes of this Section 4.01, “Opt Down Election” means a Member’s election to decline the Basic Executive Life Benefit coverage. An Opt Down Election or revocation of such election shall be made in accordance with procedures established by the Insurer. The Basic Executive Life Benefit shall be funded through the Insurance Policy and paid by the Insurer in accordance with the terms of the Insurance Policy. If the Insurer denies such Member’s or Disabled Member’s eligibility for the Basic Executive Life Benefit, Company shall not be required to provide Member or Disabled Member any other executive life insurance coverage or pay the Basic Executive Life Benefit or Death Benefit under the Plan to that Member.

SECTION 4.02. In the event of the death of a Grandfathered Member prior to the date of his Retirement or a Grandfathered Disabled Member prior to his Normal Retirement Date, the Beneficiary of the Grandfathered Member or Grandfathered Disabled Member shall be entitled to receive a lump sum Death Benefit within sixty days following the date of death. The amount of such benefit shall be equal to 200% of the Grandfathered Member's annual rate of base salary at the annual rate in effect at the time of his death or, in the case of a Grandfathered Disabled Member, at the time of such Grandfathered Disabled Member's termination of employment due to Disability, up to a maximum Death Benefit of $2,000,000. Notwithstanding the previous sentence, if a Grandfathered Member ceases to be Disabled prior to his Normal

Retirement Date or the date of his death and the Grandfathered Member does not return to active employment with an Employer following the cessation of such Grandfathered Member's Disability, then no Death Benefit shall be payable under this Section 4.02 upon the subsequent death of the Grandfathered Member. However, if, on or after the Effective Date, a Grandfathered Member or Grandfathered Disabled Member returns to active employment with an Employer as determined by the Insurer, such Grandfathered Member or Grandfathered Disabled Member shall upon such return to active employment cease to be a Grandfathered Member or Grandfathered Disabled Member and shall automatically be eligible as a Member for the Basic Executive Life Benefit in accordance with the terms of Section 4.01 of this Plan.

ARTICLE V

DISABILITY BENEFITS

SECTION 5.01. If a Member is determined by the Plan Administrator to be Disabled prior to his Normal Retirement Date, the Disabled Member shall be entitled to receive Monthly Disability Income equal to an amount, if any, (not less than zero) determined in accordance with the formula [X - A - B - C], where

"X"	equals fifty percent of the Member's Final Monthly Earnings.

"A"
equals one hundred percent of the sum of the Member's monthly amounts paid (i) under the Employer's basic long-term disability plan, (ii) from Social Security, (iii) from Workers’ Compensation and (iv) any other federal, state, local, foreign or employer group insurance plans.

"B"	equals one hundred percent of his monthly income paid from the Qualified Plans.

"C"	equals one hundred percent of the benefits paid to the Member from the tax-qualified pension plans of any previous employers.

SECTION 5.02. The amounts specified under Items B and C of Section 5.01 shall be Actuarially Determined by the Plan Administrator as a straight-life annuity payable in equal monthly installments, regardless of the actual form or timing of payment, commencing with the month that the Monthly Disability Income under Section 5.01 is scheduled to commence. Each Member shall provide the Plan Administrator with the information necessary to calculate the Monthly Disability Income under Section 5.01 and, in the event that the information necessary to calculate the Monthly Disability Income of a Member is not provided to the Plan Administrator, the Plan Administrator may make reasonable estimates of such amounts and conclusively rely on such estimates in calculating the amount of the Monthly Disability Income.

SECTION 5.03. The Monthly Disability Income contemplated by this Article V shall be payable to the Member until the end of the month in which occurs the earliest of (i) the Member's sixty-fifth birthday, (ii) the date of the Member's death and (iii) the end of the Member's Disability.

ARTICLE VI

PLAN ADMINISTRATION

SECTION 6.01. The CEO shall have the authority to select and remove Members of the Plan in accordance with the provisions of Article III. Except as provided in the previous sentence or the Insurance Policy, the Plan shall be administered by the Executive Vice President, Human Resources or other appropriate officer or employee of the Company designated by the Committee. For purposes of the Plan, "Plan Administrator" shall mean the Executive Vice President, Human Resources or any individual to whom the Committee has delegated administrative responsibility under this Section 6.01. The Plan Administrator shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the administration of the Plan, and to take all such actions and make all such determinations in connection with the administration of the Plan as he or she may deem necessary or desirable. Notwithstanding the foregoing, the Insurer has sole and complete discretionary authority to administer and interpret the provisions of the Insurance Policy.

SECTION 6.02. The Plan Administrator may from time to time establish rules and procedures for the administration of the Plan. The Plan Administrator will have the right to construe and interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan, including, without limitation, the right (i) to determine the eligibility for, and the form, amount and method of payment of any benefit payments under the Plan, (ii) to establish the timing of benefit distributions, (iii) to settle claims according to the provisions in Article VII and (iv) to make any factual determinations related to the amount of or eligibility for benefits. The decisions of the Plan Administrator will, to the extent permitted by law, be conclusive and binding upon all persons having or claiming to have any right or interest in or under the Plan. The Plan Administrator may delegate any of its duties and responsibilities hereunder to one or more officers or employees of the Company or to any third party if the Plan Administrator finds that such delegation would facilitate the administration of the Plan. The Plan Administrator may reasonably rely on the advice of attorneys, actuaries, accountants and other experts in exercising its duties and responsibilities under the Plan. Notwithstanding the foregoing, the Insurer for the Basic Executive Life Benefit has sole and complete discretionary authority to determine claims and appeals for such benefit in accordance with the terms of the Insurance Policy.

SECTION 6.03. The Plan Administrator shall not make any determination with respect to any benefits or other amounts payable to the Plan Administrator in its capacity as a Member. In the event the previous sentence applies, the applicable duties and responsibilities of the Plan Administrator under the Plan shall be performed exclusively by the Committee.

SECTION 6.04. The Company shall, to the fullest extent permitted by law, indemnify and hold harmless the CEO, the Committee, any individual acting as Plan Administrator and any officer or employee of an Employer who is delegated responsibility under the Plan from any liability or expense incurred by such person in connection with the performance of his duties under the Plan or as a result of any facts and circumstances related to the operation or administration of the Plan.

ARTICLE VII

CLAIMS PROCEDURE

SECTION 7.01. A claim for benefits under the Plan must be promptly filed in writing by the Member, Beneficiary, or such person's authorized representative (the "Claimant")

with the Executive Vice President, Human Resources or other appropriate officer of the Company designated by the Committee for this purpose (the "Initial Reviewer"). If a claim is denied in whole or in part, the Claimant will be sent a written notice of denial from the Initial Reviewer within ninety days of receipt of the claim, unless special circumstances require an extension of time for processing the claim. Such extension will not exceed ninety days and notice thereof will be given within the first ninety-day period. The notice of denial of a claim will indicate the reasons for the denial (including reference to the Plan provisions on which the denial is based), will describe any additional information or material needed and the reasons why such additional information or material is necessary, and will explain the claim review procedure. Notwithstanding the foregoing, a claim for Basic Executive Life Benefit that is insured under the Insurance Policy must be directed to the Insurer as described in the Insurance Policy.

SECTION 7.02. If a claim is denied in whole or in part (or if no decision on a claim is rendered within the limitations of time described in Section 7.01), the Claimant may request a review by the Committee of the decision of the Initial Reviewer (or of the claim, if no timely decision has been rendered by the Initial Reviewer). This request must be submitted in writing to the Committee within sixty days of receipt of the notice of denial from the Initial Reviewer (or within sixty days following the expiration of the initial review period where no decision notice is given to the Claimant by the Initial Reviewer). The Claimant may review pertinent documents and may submit in writing additional comments and material. A review decision will be made by the Committee within sixty days of receipt of the request for review, unless there are special circumstances which require an extension of the time for processing. Such extension will not exceed sixty days and notice thereof must be given within the first sixty-day period. The review decision of the Committee will be in writing and will include specific references to the Plan provisions on which the decision is based. The decision of the Committee on review shall be final and binding on all interested persons. Notwithstanding the foregoing, a request for review of a denial of a claim for Basic Executive Life Benefit that is insured under the Insurance Policy must be directed to the Insurer as described in the Insurance Policy.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Nothing contained in this Plan shall be deemed to give any Member or employee the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge any Member or employee at any time regardless of the effect which such discharge shall have upon him as a Member of the Plan.

SECTION 8.02. The rights of the Member, the Beneficiary of the Member, or any other person claiming through the Member under this Plan, shall be solely those of an unsecured general creditor of the Company.

SECTION 8.03. The Plan does not involve a reduction in salary for the Member or the foregoing of an increase in future salary by the Member.

SECTION 8.04. Except insofar as this provision may be contrary to applicable law or as provided in the Insurance Policy for the Basic Executive Life Benefit, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Plan shall be valid or recognized by the Company.

SECTION 8.05. Subject to Article IX hereof, the Company reserves the right at any time and from time to time, by action of the Committee or its Board of Directors, to terminate, modify or amend, in whole or in part, any or all of the provisions of the Plan, including specifically the right to make any such amendments effective retroactively; provided that such action shall not reduce the benefits or rights of any Disabled Member (or Grandfathered Disabled Member) or the Beneficiary of a deceased Member (or deceased Grandfathered Member). In addition, the Company may amend or modify any provision of this Plan as to any particular Member (including a Grandfathered Member) by agreement with such Member; provided that such agreement is in writing, is executed by both the Company and the Member (or Grandfathered Member), and is filed with the Plan records. The provisions of any amendment or modification made by agreement between a Member (or Grandfathered Member) and the Company shall apply only to the Member (or Grandfathered Member) so agreeing and no other. Notwithstanding the foregoing, the Insurer of the Basic Executive Life Benefit may amend the Insurance Policy.

SECTION 8.06. A Member (or Grandfathered Member) shall have the right to change his designated Beneficiary by notifying the Company of such in writing. Such change shall become effective upon written acknowledgment of same by the Company. Any payments made by the Company to a Beneficiary in good faith and under the terms of the Plan shall fully discharge the Company from all further obligations with respect to such payments. With respect to the Basic Executive Life Benefit, any Beneficiary designation or change or cancellation thereof shall be submitted to the Company and made on such forms and in such manner as satisfactory to the Insurer.

SECTION 8.07. This Plan shall be binding upon and inure to the benefit of the Company, its successors and each Member (or Grandfathered Member) and his heirs, executors, administrators and legal representatives.

SECTION 8.08. The Plan shall be governed by the laws of the State of New York, applicable to contracts to be performed entirely in such State and without regard to the choice of law provisions thereof, but only to the extent such laws are not preempted by the Employee Retirement Income Security Act of 1974, as amended. This Plan is solely between the Company and each individual Member (or Grandfathered Member). Notwithstanding the foregoing, the Basic Executive Life Benefit shall be governed by the laws as set forth in the Insurance Policy. The Member (or Grandfathered Member), his Beneficiary or other persons claiming through such Member shall only have recourse against the Company for enforcement of the Plan or against the Insurer of the Basic Executive Life Benefit it insures.

SECTION 8.09. The obligations of the Company under this Plan shall be subject to all applicable laws, rules and regulations, and such approvals, by governmental agencies as may be required or as the Company deems advisable.

SECTION 8.10. The Plan is intended to satisfy the requirements of Section 409A of the Code, and shall be interpreted and administered consistent with such intent. If, in the good faith judgment of the Committee, any provision of the Plan could cause any person to be subject to the interest and penalties imposed under Section 409A of the Code, such provision shall be modified by the Committee in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code, and, notwithstanding any provision in the Plan to the contrary, the

Committee shall have broad authority to amend or to modify the Plan, without advance notice to or consent by any person, to the extent necessary or desirable to ensure that no Member be subject to tax under Section 409A of the Code. Any determinations made by the Committee under this Section 8.10 shall be final, conclusive and binding on all persons.

SECTION 8.11. In the event of a conflict between the terms of this Plan document and the Insurance Policy with respect to the Basic Executive Life Benefit, the terms of the Insurance Policy will control.

ARTICLE IX

SPECIAL RULES IN THE EVENT OF A CHANGE OF CONTROL

SECTION 9.01. Notwithstanding anything to the contrary in any other section of this Plan, in the event a Change of Control shall occur, neither the Company nor its Board of Directors or the Committee shall thereafter terminate, modify or amend, in whole or in part, any or all of the provisions of this Plan. In no event shall such action reduce the benefits of any Disabled Member (or Grandfathered Disabled Member) or the Beneficiary of a deceased Member (or a deceased Grandfathered Member).

SECTION 9.02. The reasonable legal fees incurred by any Member, including a Grandfathered Member, (or former Member who was a Member when the Change of Control occurred) to enforce his valid rights under this Article IX shall be paid by the Company to such Member in addition to sums otherwise due under this Plan, whether or not such Member is successful in enforcing his rights or whether or not the matter is settled.

SECTION 9.03. The terms of this Article IX shall supersede and take precedence over the terms of any of the other Sections of this Plan.